                                  SCHEDULE 14A
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                   USEC INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

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     (4) Date Filed:

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

                                 [USEC LOGO]

                                   USEC INC.
                              TWO DEMOCRACY CENTER
                              6903 ROCKLEDGE DRIVE
                            BETHESDA, MARYLAND 20817

                                                              September 22, 1999

Dear Shareholder:

     You are cordially invited to attend the 1999 Annual Meeting of Shareholders of USEC Inc. to be held at 10:00 a.m., local time, on Wednesday, November 3, 1999, at the Bethesda Marriott Hotel, 5151 Pooks Hill Road, Bethesda, Maryland. At the meeting, the shareholders will be asked to (i) vote for the election of seven directors, (ii) ratify the appointment of the Company's independent auditors, and (iii) consider any other business that may properly come before the meeting. Your participation in these matters is important, regardless of the number of shares you own.

     Even if you plan to attend this Annual Meeting, we urge you to take prompt action to assure that your shares will be voted. You may vote your shares by marking, dating and signing the proxy form and returning it in the enclosed envelope, which includes prepaid postage if mailed in the United States. We greatly appreciate your time and effort in participating at the Annual Meeting.

     We are also enclosing for your information a copy of our Annual Report for the fiscal year ended June 30, 1999.

     We thank you for your interest in USEC Inc.

                                  Sincerely,

     /s/JAMES R. MELLOR                        /s/WILLIAM H. TIMBERS, JR.
     James R. Mellor                           William H. Timbers, Jr.
     Chairman of the Board                     President and
                                               Chief Executive Officer

                                  [USEC LOGO]

                                   USEC INC.
                              TWO DEMOCRACY CENTER
                              6903 ROCKLEDGE DRIVE
                            BETHESDA, MARYLAND 20817

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD NOVEMBER 3, 1999

     The 1999 Annual Meeting of Shareholders of USEC Inc. will be held at the Bethesda Marriott Hotel, 5151 Pooks Hill Road, Bethesda, Maryland on Wednesday, November 3, 1999 at 10:00 a.m., local time, for the following purposes:

          1. To elect seven (7) directors to serve until the next annual meeting of shareholders and until their successors have been duly elected and qualified;

          2. To ratify the appointment of Arthur Andersen LLP as the Company's independent auditors for the 2000 fiscal year; and

          3. To transact such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on September 10, 1999 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting of Shareholders. Only holders of record of USEC Inc. common stock as of that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

     It is important that your shares be represented at this meeting in order that the presence of a quorum is assured. Whether or not you now expect to be present at the meeting, you are requested to mark, date and sign the enclosed proxy, and return it promptly. A shareholder giving a proxy has the power to revoke it at any time before the authority granted by the proxy is exercised.

                                          By Order of the Board of Directors,

                                          /s/ TIMOTHY B. HANSEN
                                          Timothy B. Hansen
                                          Secretary

Bethesda, Maryland
September 22, 1999

                                   USEC INC.
                              TWO DEMOCRACY CENTER
                              6903 ROCKLEDGE DRIVE
                               BETHESDA, MD 20817

                                PROXY STATEMENT

SOLICITATION

     The Board of Directors of USEC Inc., a Delaware corporation ("USEC" or the "Company"), is soliciting your proxy on the proxy card enclosed with this Proxy Statement. Your proxy will be voted at the Annual Meeting of Shareholders to be held on November 3, 1999, or any adjournment or postponement of such meeting (the "Annual Meeting"). This Proxy Statement and the enclosed proxy card are first being mailed on or about September 22, 1999, to holders of shares of common stock, par value $.10 of the Company.

     THE BOARD RECOMMENDS VOTING FOR THE ELECTION OF ALL NOMINEES AS DIRECTORS AND FOR RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT AUDITORS. Shares of the Company's common stock represented by properly voted proxies received by mail at or prior to the Annual Meeting will be voted in accordance with the instructions indicated thereby. If no instructions are indicated, the proxies will be voted in accordance with the recommendations of the Board. It is not anticipated that any other matters will be brought before the Annual Meeting. However, a shareholder giving a proxy grants discretionary authority to the proxy holders named therein should any other matters be presented at the Annual Meeting, and it is the intention of the proxy holders to act on any other matters in accordance with their best judgment.

     A shareholder giving a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company written notice of revocation bearing a later date than the proxy, by delivering a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

     The Company will bear the cost of the solicitation of proxies by the Board. The Company has engaged Morrow & Co., Inc. to assist in the solicitation of proxies for a fee estimated to be $8,500 plus reimbursement of reasonable out-of-pocket expenses. In addition to the solicitation of proxies by mail, directors, officers and employees of the Company may solicit proxies personally or by telephone; the directors, officers and employees will not receive any additional compensation for these services.

     The Company has requested that brokerage houses and other custodians, nominees and fiduciaries forward solicitation materials to the beneficial owners of shares of the Company's common stock held of record by such persons, and will reimburse the brokers and other fiduciaries for their reasonable out-of-pocket expenses for forwarding the materials.

VOTING PROCEDURES

     Only holders of record of the Company's common stock at the close of business on September 10, 1999 (the "Record Date") will be entitled to vote at the Annual Meeting. A majority of such holders, present in person or represented by proxy, constitutes a quorum. The number of shares of common stock outstanding as of the Record Date was 97,469,397. Each share of common stock entitles its owner to one vote upon each matter to come before the meeting.

     In accordance with the General Corporation Law of the State of Delaware and the Company's By-Laws, directors will be elected at the Annual Meeting by a plurality of the votes cast. Any other matter to be presented at the Annual Meeting will be determined by the affirmative vote of a majority of the votes cast. In tabulating the vote on any other matter, abstentions will have the same effect as votes against the matter; broker non-votes will be deemed absent shares and have no effect on the outcome of the vote.

     Votes at the Annual Meeting will be tabulated by the inspector of election appointed by the Company for the meeting. The Company has no established procedure for confidential voting.

ITEM 1. ELECTION OF DIRECTORS

     At the Annual Meeting, you will elect a board of seven directors. Each director will hold office until the next annual meeting and until his or her respective successor is elected and qualified. James R. Mellor, Joyce F. Brown, Frank V. Cahouet, John R. Hall, Dan T. Moore, III, William H. Timbers, Jr., and William H. White have been nominated by the Board for election.

     Duly executed and returned proxies representing shares of the Company's common stock held on the Record Date will be voted, unless otherwise specified, in favor of the nominees for the Board. Each of the nominees is a member of the Company's present Board, and has been so since the Company's initial public offering of common stock on July 28, 1998. All nominees have consented to serve if elected, but if any becomes unavailable to serve, the persons named as proxies may exercise their discretion to vote for a substitute nominee.

     The following table presents information concerning the individuals nominated for election as directors of the Company.

                                          AGE AT
                NAME                   JUNE 30, 1999           PRINCIPAL OCCUPATION
                ----                   -------------           --------------------
James R. Mellor, Chairman............       69         Retired Chairman and Chief Executive
                                                         Officer of General Dynamics
                                                         Corporation
Joyce F. Brown, Ph.D.................       52         President of the Fashion Institute of
                                                         Technology of the State University
                                                         of New York
Frank V. Cahouet.....................       67         Retired Chairman and Chief Executive
                                                         Officer of Mellon Bank Corporation
John R. Hall.........................       66         Retired Chairman and Chief Executive
                                                         Officer of Ashland, Inc.
Dan T. Moore, III....................       59         President of Dan T. Moore Company,
                                                         Inc.
William H. Timbers, Jr. .............       49         President and Chief Executive Officer
                                                         of USEC Inc.
William H. White.....................       45         President and Chief Executive Officer
                                                         of WEDGE Group Incorporated


[PICTURE]                James R. Mellor served as Chairman and Chief Executive
                         Officer of General Dynamics Corporation from 1994 to 1997, and served as President and Chief Executive Officer from
                         1993 to 1994. He was previously General Dynamics' President and Chief Operating Officer. He also serves on the Board of
                         Directors of Bergen Brunswig Corporation, Computer Sciences
                         Corporation, General Dynamics Corporation and Howmet
                         International Corporation.

[PICTURE]                Joyce F. Brown is the President of the Fashion Institute of
                         Technology of the State University of New York. From 1994 to
                         1997, Dr. Brown was a professor of clinical psychology at
                         the City University of New York, where she previously held several Vice Chancellor positions. From 1993 to 1994, she
                         served as the Deputy Mayor for Public and Community Affairs in the Office of the Mayor of the City of New York. Dr.
                         Brown also serves on the Board of Directors of Transderm
                         Laboratories Corporation and Unity Mutual Life Insurance
                         Company.


[PICTURE]                Frank V. Cahouet served as Chairman, President and Chief
                         Executive Officer of Mellon Bank Corporation from 1987 to
                         1999. Mr. Cahouet is also a director of Allegheny Teledyne
                         Incorporated, Avery Dennison Corporation, Korn/Ferry
                         International, Mellon Bank Corporation and Saint Gobain
                         Corporation.

[PICTURE]                John R. Hall served as Chairman of the Board of Directors of
                         Ashland, Inc. from 1981 to 1997, and served as Chief
                         Executive Officer from 1981 to 1996. He was Chairman of the
                         Board of Directors of Arch Coal, Inc. from 1997 to 1998, and a director until 1999. Mr. Hall is also a director of Bank
                         One Corporation, The Canada Life Assurance Company, CSX
                         Corporation, Humana Inc., LaRoche Industries, Inc., Reynolds
                         Metals Company and UCAR International Inc.

[PICTURE]                Dan T. Moore, III is the founder and owner and has been
                         President since 1969 of Dan T. Moore Company, Inc., a
                         developer of a number of advanced materials companies and
                         technologies. Mr. Moore has also been Chairman of the Board of Directors of the Advanced Ceramics Corporation since
                         1993. He also serves on the Board of Directors of the Hawk
                         Corporation, Invacare Corporation and the Cleveland Clinic
                         Foundation.

[PICTURE]                William H. Timbers, Jr. has been President and Chief
                         Executive Officer of the Company since 1994. He was
                         appointed USEC Transition Manager in March 1993 by President
                         Clinton. Prior to this appointment, Mr. Timbers was
                         President of The Timbers Corporation, an investment banking firm based in Stamford, Connecticut, from 1991 to 1993.
                         Before that, he was a Managing Director of the investment
                         banking firm of Smith Barney, Harris Upham & Co., Inc. in
                         New York and San Francisco.

[PICTURE]                William H. White has been President and Chief Executive
                         Officer of WEDGE Group Incorporated since 1997. Mr. White
                         founded and has been the Chairman of the Board of Directors of Frontera Resources Corporation and its predecessor, a
                         privately held international energy company, since 1995, and served as President and Chief Executive Officer from 1995 to
                         1996. From 1993 to 1995, he served as Deputy Secretary and
                         Chief Operating Officer of the United States Department of
                         Energy. Mr. White also serves on the Board of Directors of
                         Edge Petroleum Corporation.

     THE BOARD RECOMMENDS VOTING FOR ALL NOMINEES, DESIGNATED IN THE PROXY AS
ITEM 1.

MEETINGS AND COMMITTEES OF THE BOARD

     The Board of Directors met seven times in fiscal year 1999. With one exception, each director attended at least 83% of the meetings of the Board and of the Committee or Committees of the Board on which he or she serves. Mr. Hall attended 69% of the meetings of the Board and of the Committees on which he serves.

     In accordance with the provisions of the By-Laws of the Company, the Board has designated four committees.

     The Audit, Finance and Corporate Responsibility Committee consists of Mr. Cahouet, Chairman, Dr. Brown and Mr. White. This committee is responsible for reviewing the Company's accounting processes, financial controls and reporting systems, as well as the selection of the Company's independent auditors and the scope of the audits to be conducted. It also is responsible for monitoring the policies, practices and programs of the Company in its relations with the government, customers, suppliers, employees, shareholders and the communities in which the Company's production plants are located. This committee met five times in fiscal year 1999.

     The Regulatory Affairs Committee consists of Mr. White, Chairman, Mr. Hall and Mr. Timbers. The Regulatory Affairs Committee is responsible for monitoring the Company's compliance with regulatory requirements, including with respect to environmental, health and safety, and nuclear regulatory matters. The Regulatory Affairs Committee met two times in fiscal year 1999.

     The Compensation Committee consists of Mr. Hall, Chairman, Mr. Cahouet, Mr. Mellor and Mr. Moore. The Compensation Committee is responsible for recommending to the Board overall incentive compensation programs and policies for the Company and for compensation recommendations with respect to the Company's key employees. The Compensation Committee also establishes annual performance objectives under the Company's incentive programs and oversees administration of employee benefit plans. The Compensation Committee met seven times during fiscal year 1999.

     The Technology Committee consists of Mr. Moore, Chairman, Mr. Cahouet, Mr. Mellor and Mr. White. The Technology Committee is responsible for monitoring the Company's efforts with respect to enrichment technology development and deployment, including monitoring economic, licensing and siting issues with respect to enrichment technology the Company may explore or develop. The Technology Committee ensures that the Board is informed of the status, plans and significant events relating to the Company's development and deployment of alternative enrichment technologies. The Technology Committee met three times in fiscal year 1999.

     The Board has not established a Nominating Committee. The functions typically associated with such committee are performed by the full Board.

COMPENSATION OF DIRECTORS

     The Company does not provide any additional compensation to employees who are also members of the Board. Directors who are not employees received $10,000 of a $20,000 annual retainer for services from July 1998 through January 1999. Effective February 1999, non-employee directors receive an annual retainer with a cash value of $65,000. Directors also receive $1,000 for attendance at each meeting of the Board and each committee meeting. At least 50% of the retainer is paid in the form of nonqualified stock options or restricted stock, although the directors can each elect to receive a greater proportion of the retainer and the amount of the meeting fees in options or restricted stock. If a director chooses to receive options, he or she will receive a premium of 50% to offset the associated risk and lack of dividend equivalents. Options and restricted stock are granted at the beginning of the service year, with respect to the annual retainer, and in the month following a meeting of the Board of Directors, with respect to meeting fees. Options vest after 12 months. The restricted stock becomes vested on the later to occur of (i) the third anniversary of the date of grant, and (ii) termination of the director's service as a member of the Board. In the fiscal year ended June 30, 1999, five of the six non-employee directors elected to receive 100% of their retainer in restricted stock, and one director elected to receive 50% in restricted stock and 50% in cash.

     In February, 1999 the Company awarded the non-employee directors a one-time grant of shares of restricted common stock, approximately equal to the value of the annual retainer, to begin to immediately align the director's interests with those of the shareholders. These shares will vest upon the later to occur of (i) the third anniversary of the date of grant, and (ii) termination of the director's service as a member of the Board.

     Mr. Mellor received $191,250 for the eleven month period ending June 30, 1999 pursuant to his agreement with the Company to provide consulting services during that period.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of August 31, 1999, the beneficial ownership of the Company's common stock for the following persons: (a) all shareholders known by the Company to beneficially own more than five percent of the common stock; (b) each of the Company's directors; (c) the Company's chief executive officer and the four other most highly paid executive officers of the Company; and (d) all of the Company's directors and executive officers as a group. Certain information in the table is based on information contained in filings made by the beneficial owner with the Securities and Exchange Commission.

                                                                        COMMON STOCK
                                                                   BENEFICIALLY OWNED(1)
                                                              --------------------------------
                  NAME OF BENEFICIAL OWNER                    SHARES OWNED    PERCENT OF CLASS
                  ------------------------                    ------------    ----------------
David L. Babson & Company Incorporated......................   5,001,900            5.13%
  One Memorial Drive
  Cambridge, MA 02142-1300
FMR Corp....................................................   8,655,000            8.87%
  82 Devonshire Street
  Boston, MA 02109
J.P. Morgan & Co. Incorporated..............................   5,021,700            5.15%
  60 Wall Street
  New York, NY 10260
President and Fellows of Harvard College....................   9,627,900            9.87%
  c/o Harvard Management Company, Inc.
  600 Atlantic Avenue
  Boston, MA 02210
Scudder Kemper Investments, Inc. ...........................   9,304,005            9.54%
  345 Park Avenue
  New York, NY 10154

Directors
Joyce F. Brown, Ph.D........................................       6,326               *
Frank V. Cahouet............................................       8,818               *
John R. Hall................................................       9,952               *
James R. Mellor.............................................       9,629               *
Dan T. Moore, III...........................................      15,529               *
William H. Timbers, Jr. ....................................     126,105             .13%
William H. White............................................       9,653               *

Officers
George P. Rifakes...........................................      25,000               *
James H. Miller.............................................      31,578               *
Jeffry E. Sterba............................................      31,526               *
Henry Z Shelton, Jr. .......................................      24,805               *
Directors and all executive officers as a group.............     383,212             .39%

---------------
 *  Less than .1%
(1) As of August 31, 1999, the Company had outstanding 97,576,440 shares of Common Stock. Beneficial ownership is determined in accordance with the rules of the SEC.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In June 1999, the Company entered into an agreement with James R. Mellor, the Chairman of the Board of Directors, under which Mr. Mellor is to provide certain consulting services to the Company. For the period from July 28, 1999 through July 27, 2000, Mr. Mellor will be paid $255,000 for his services under the agreement.

SUMMARY COMPENSATION TABLE

     The following table sets forth information regarding the compensation of the Chief Executive Officer and the four most highly paid executive officers of the Company in fiscal years 1999, 1998 and 1997.

                                                      ANNUAL
                                                   COMPENSATION                            LONG-TERM COMPENSATION
                                                -------------------                     ----------------------------
                                                                                          AWARDS
                                                                                        ----------
                                                                           OTHER        RESTRICTED
                                       FISCAL                             ANNUAL          STOCK         ALL OTHER
NAME AND PRINCIPAL POSITION             YEAR     SALARY    BONUS(a)   COMPENSATION(b)   AWARDS(c)    COMPENSATION(d)
----------------------------            -----   --------   --------   ---------------   ----------   ---------------
William H. Timbers, Jr. .............   1999    $444,511   $308,816             0       $1,721,309       $7,660
  Chief Executive Officer               1998     331,400     25,000             0                0        7,540
                                        1997     325,000     25,000             0                0        7,240

George P. Rifakes(e).................   1999    $316,932   $137,750             0       $  327,025       $6,400
  Senior Executive Vice President       1998     290,600     25,000             0                0        6,400
                                        1997     285,000     25,000             0                0        6,200

James H. Miller......................   1999    $244,887   $137,511             0       $  419,989       $6,400
  Executive Vice President              1998     203,900     25,000             0                0        6,400
                                        1997     200,000     25,000             0                0        5,115

Jeffry E. Sterba.....................   1999    $150,000   $175,004       $32,747       $  407,496       $3,200
  Executive Vice President              1998           0          0             0                0            0
                                        1997           0          0             0                0            0

Henry Z Shelton, Jr. ................   1999    $257,613    $72,503             0       $  322,509       $6,400
  Senior Vice President and Chief       1998     249,800     25,000             0                0        6,400
  Financial Officer                     1997     245,000     25,000             0                0        6,200

---------------

(a) Represents amounts earned under the bonus plan for the year indicated and paid in the following year. Additionally, Mr. Sterba received a $50,000 bonus in connection with the commencement of his employment as of January 1, 1999.

(b) Reflects amount reimbursed to Mr. Sterba for payment of taxes related to the bonus referred to in note (a).

(c) As of June 30, 1999, Messrs. Timbers, Rifakes, Miller, Sterba and Shelton held 100,000, 13,400, 20,000, 20,000, and 17,700 shares of restricted stock, respectively, with an aggregate value of $1,487,500, $199,325, $297,500, $297,500, and $263,288, respectively. Amounts in the table include 26,005, 11,600, 11,578, 10,526, and 6,105 shares of restricted stock awarded to Messrs. Timbers, Rifakes, Miller, Sterba and Shelton, respectively, on July 28, 1999, which shares will vest one year from the date of grant. All shares of restricted stock vest upon the occurrence of a change in control of the Company. Holders of restricted stock are entitled to vote the shares and to receive dividends thereon from the date of grant.

(d) Represents the Company's 401(k) matching contributions, and, for Mr. Timbers, includes the Company's 401(k) matching contributions of $6,400, $6,400, and $6,200 in fiscal years 1999, 1998, and 1997, respectively, and premiums of $1,260, $1,140, and $1,040 for the term component of a split-dollar life insurance policy for fiscal years 1999, 1998, and 1997, respectively.

(e) Mr. Rifakes will be retiring from the Company effective September 30, 1999. It is currently anticipated that Mr. Rifakes will provide consulting services to the Company following his retirement.

PENSION PLAN

     USEC maintains a retirement program consisting of the Employees' Retirement Plan of United States Enrichment Corporation and a non-qualified Pension Restoration Plan.

     The following table shows the estimated annual straight-life annuity benefit payable under these retirement programs to employees with the specified Final Average Compensation (average compensation over the five consecutive years of employment during which the participant's earnings were the highest) and specified years of credited service upon retirement at age 65.

                                                             ANNUAL PENSION
                                           ---------------------------------------------------
                                                        YEARS OF CREDITED SERVICE
                                           ---------------------------------------------------
       FINAL AVERAGE COMPENSATION             5         10         20         30         40
       --------------------------          -------   --------   --------   --------   --------
$ 200,000................................  $12,500   $ 25,000   $ 45,000   $ 60,000   $ 75,000
$ 300,000................................   18,750     37,500     67,500     90,000    112,500
$ 400,000................................   25,000     50,000     90,000    120,000    150,000
$ 500,000................................   31,250     62,500    112,500    150,000    187,500
$ 600,000................................   37,500     75,000    135,000    180,000    225,000
$ 700,000................................   43,750     87,500    157,500    210,000    262,500
$ 800,000................................   50,000    100,000    180,000    240,000    300,000
$ 900,000................................   56,250    112,500    202,500    270,000    337,500
$1,000,000...............................   62,500    125,000    225,000    300,000    375,000

     The retirement benefit is equal to 1.25% of a participant's Final Average Compensation multiplied by the number of years of credited service up to 15 years, plus .75% of a participant's Final Average Compensation multiplied by the number of years of credited service greater than 15 years. The aggregate retirement benefit is not subject to Social Security or other retirement benefit deductions.

     The compensation of participants used to calculate the retirement benefit consists of regular salary and bonus as disclosed in the "salary" and "bonus" columns, respectively, of the Summary Compensation Table and excludes other forms of compensation not regularly received. For the five individuals named above, the number of years of credited service would be as follows: Mr. Timbers, 6 years; Mr. Rifakes, 6 years; Mr. Miller, 4 years; Mr. Sterba, 1 year; and Mr. Shelton, 6 years.

     Mr. Sterba is entitled to additional pension benefits due to forfeiture of benefits from his previous employer. Although the terms of this "make whole" arrangement have not yet been finalized, the Company has committed to compensate Mr. Sterba on the loss of a defined benefit plan pension payment that has been estimated to amount to approximately $749,000.

     The Company maintains a supplemental executive retirement plan (the "SERP") in which Mr. Timbers currently participates. Under the SERP, the participant is entitled to receive a total annual retirement benefit, commencing at age 62, equal to 60% of the participant's final average compensation minus (1) any benefits received by the participant under the Company's other retirement programs and (2) the participant's social security benefits. Under the SERP, final average compensation includes salary and annual incentive compensation (cash and stock) earned for the three years preceding the participant's date of termination and commencing not earlier than February 3, 1999 (or if shorter, the number of years from February 3, 1999 to the participant's date of termination).

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL
ARRANGEMENTS

  Agreement with Mr. Timbers

     The Board of Directors approved an employment agreement between the Company and Mr. Timbers for an initial five-year term, with an automatic one-year extension unless notice not to renew is given by either party. Upon the occurrence of a change in control (as defined in the Company's 1999 Equity Incentive Plan), however, the agreement will continue for not less than three years from the date of the change in control.

     Pursuant to his agreement, Mr. Timbers will serve as the President and Chief Executive Officer of the Company. He currently serves as a director on the Board of the Company, and as a director and the Chief Executive Officer of each of the Company's subsidiaries. Mr. Timbers will receive an annual base salary of not less than $600,000, will participate in the Company's annual and long term incentive programs at a level commensurate with his position, and will participate in the Company's employee benefit and fringe benefit plans and programs applicable to senior management of the Company. In addition, the Company will provide Mr. Timbers with an executive term life insurance policy.

     If Mr. Timbers' employment is terminated by the Company without cause, by Mr. Timbers for good reason or by reason of Mr. Timbers' death or disability, he (or his estate or beneficiary), will receive (i) a lump sum cash payment equal to three times the sum of his average annual base salary and bonus, (ii) continuation of welfare benefits for a period up to three years, (iii) three additional years of service for purposes of his supplemental executive retirement plan benefits, (iv) immediate vesting of his equity based awards, and
(v) office space and administrative support for two years. In addition, he will be entitled to ownership of the paid up term life insurance policy. If Mr. Timbers' employment is terminated by reason of the expiration of the term of the agreement, the cash payment will equal one and one-half times the sum of his average annual base salary and bonus, the continuation of welfare benefits will be for 18 months, he will receive one and one-half years of service for purposes of his supplemental executive retirement plan benefits, he will receive office space and administrative support for one year, and he will receive the life insurance and vesting benefits described above. If Mr. Timbers receives payments, whether or not under his agreement, that would subject him to any federal excise tax due under section 280G of the Internal Revenue Code, then he will also receive a cash payment equal to the amount necessary to place him in the same after-tax financial position he would have been in absent imposition of the excise tax.

     The agreement also contains provisions requiring Mr. Timbers to keep information confidential for a period beyond the term of the agreement, to comply with appropriate provisions regarding noncompetition and nonsolicitation of employees, and to consult with the Company in certain circumstances.

  Change in Control Agreements

     Effective as of June 1, 1999, the Company entered into change in control agreements with each of the executive officers other than the Chief Executive Officer. These agreements provide benefits to these officers upon certain terminations of employment following a change in control of the Company (as such term is defined in the agreements).

     Each of the agreements has an initial three-year term, and is automatically extended for additional one-year periods unless the Board has given notice of nonrenewal. Upon the occurrence of a change in control, the agreements will expire no earlier than three years following the date that the change in control occurs. Each agreement provides that the officer will be entitled to the severance benefits described below if the Company terminates his employment following a change in control for any reason other than "cause," or if the officer terminates his employment for "good reason" (as such terms are defined in the agreement).

     The benefits consist of a lump sum payment equal to two times the sum of the officer's average annual base salary and bonus, in each case, for the three years commencing on or after February 3, 1999 (or if shorter, the number of years from February 3, 1999 to the date of termination). In addition, under the terms of each agreement, the Company would provide the officer and his dependents with continuation of medical and similar benefits for two years following the occurrence of the change in control or, if sooner, until the officer is covered by comparable programs of a subsequent employer (and reduced to the extent the officer receives comparable benefits), provided the officer complies with the noncompetition, nonsolicitation and confidentiality provisions of the agreement. In addition, the officer will receive two additional years of services for all purposes under the retirement plans. If the officer receives payments under his agreement that would subject him to any federal excise tax due under section 280G of the Internal Revenue Code, then he will also receive a cash payment equal to the amount necessary to place him in the same after-tax financial position he would have been in absent imposition of the excise tax.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors. In this regard, the role of the Compensation Committee, which is comprised of four outside directors, is to oversee the development and management of an executive compensation program that is consistent with the Company's business strategy and overall performance.

  Executive Compensation Philosophy and Design

     Prior to February 1999, the executive compensation program of the Company was a continuation of the compensation program that had been established for the Company while it was a wholly owned government corporation and agency of the U.S. government.

     The Compensation Committee put the Company's current executive compensation program in place in February 1999 following approval by the shareholders of the USEC Inc. 1999 Equity Incentive Plan. The Compensation Committee was assisted in the overall design of the Company's executive compensation program by an independent executive compensation consultant. At the Compensation Committee's request, this outside consultant also conducted an extensive survey (the "Compensation Survey") of the compensation practices and levels of companies similar in size and nature to the Company in the general, utility, chemical, and heavy manufacturing industries (the "Survey Group"). This broad-based Survey Group represents a significantly larger group of companies than the peer group index included in the Performance Graph that appears later in this Proxy Statement.

     The primary objectives of the Company's executive compensation program include:

     - enhancing the Company's ability to attract, retain, motivate, and develop management talent critical to the long-term success of the Company;

     - aligning compensation levels with the competitive market for companies of similar size and nature to USEC;

     - emphasizing variable, at-risk pay, which aligns executive compensation with the Company's overall performance; and

     - reinforcing management's commitment to maximize shareholder value by encouraging equity ownership, which aligns the interests of executives with those of the Company's shareholders.

     The executive compensation program elements include base salary, an annual incentive opportunity, and long-term incentive compensation, each of which is described below. A significant portion of the total compensation of executive officers is "at risk" (e.g. performance-based awards of cash and equity; and stock options), with the at-risk component increasing at higher level positions that have greater Company impact. This pay-for-performance philosophy is demonstrated in the overall design of the executive compensation program. Base salary levels are targeted at the 50th percentile of the Survey Group, and annual and long-term incentive targets are utilized to provide executive officers the opportunity to earn total compensation at the 75th percentile of the Survey Group.

     Base Salary. The base salary for each executive officer reflects the scope of responsibility and accountability of the position within the Company. In general, executive officers having the highest level and amount of responsibility have the lowest percentage of their total compensation as base salary. Using the

Compensation Survey, the base salary level for each executive officer was established at the median base salary level for the comparable position within the Survey Group. The Compensation Committee recommended these base salary levels to the Board of Directors, and the Board approved them.

     Annual Incentive. The Company's Annual Incentive Program provides an opportunity for executive officers and certain other employees of the Company to earn an annual bonus, comprised of cash and stock, based on pre-determined annual performance objectives. This annual incentive is linked to corporate and individual performance, and the performance measures are a mixture of formula-based Company financial goals and individual key performance objectives. Key performance objectives are designed for each participant to support the Company's operating plan. The annual incentive is expressed as a percentage of a participant's base salary.

     Annual incentive awards are made by the Compensation Committee if and to the extent corporate and individual performance goals are achieved. At the beginning of each performance year, the performance goals are defined at three levels: threshold, target, and maximum for each plan participant. Based on performance against these goals, the Compensation Committee has the discretion to award a range from 0% of the target annual incentive award (for threshold performance) to 100% of the target award (for target performance) to a maximum of 200% of the target award (for maximum performance). Participants must take at least half of any annual incentive award in shares of restricted stock of the Company and may take the remainder of the award in cash or additional shares of restricted stock. The restricted stock portion of the award vests one year from the date of grant.

     In February 1999, the Compensation Committee determined that the fiscal year 1999 annual incentive would be based 50% on Company corporate performance, as measured by an earnings target, and 50% on a participant's key performance objectives. Annual incentive award targets were established for executive officers ranging from 21% to 68% of base salary. For fiscal year 1999 performance, the Compensation Committee determined that the Company had achieved the established earnings target. Based on corporate performance and the results of individual achievement of key performance objectives, the Compensation Committee approved annual incentive awards for executive officers for fiscal year 1999 ranging from 21% to 103% of base salary.

     Long-Term Incentive. Long-term incentives, in the form of stock options, are granted by the Company to aid in the retention of executive officers and other employees and to align the interests of these individuals with those of the shareholders. Stock options have value for an employee only if the price of the Company's stock increases above the fair market value on the grant date and the employee remains in the Company's employ for the period required for the stock option to be exercisable, thus providing an incentive to remain in the Company's employ. In addition, stock options directly link a portion of an employee's compensation to the interests of shareholders by providing an incentive to maximize shareholder value. For the Company, annual stock option grants for executive officers are a key element and significant component of market-competitive total compensation.

     In February 1999, the Compensation Committee established a Long-Term Incentive Program for use with executive officers and certain other employees. The program, initially established for a five-year period with initial grants in fiscal year 2000, is designed to make annual grants of stock options to executive officers and other employees as part of the annual performance review process. Based on the recommendation of its independent executive compensation consultant, the Compensation Committee approved a front-loading of the stock option grants to executive officers in order to accelerate executive stock ownership. Accordingly, in the first year of the program, executive officers will receive a larger proportion of the total options that may be granted over the five-year period than in the second through fifth years of the program. Stock options are granted at fair market value and vest ratably over five years for the first year grant and will then vest ratably over three years for each annual grant thereafter.

     Initial Stock Grant. As part of its overall executive compensation strategy, the Compensation Committee made a one-time grant of restricted stock in February 1999 to executive officers and certain other employees to immediately begin to align the interests of these individuals with those of the shareholders and to recognize the efforts of these key individuals in managing the Company's initial period as a publicly-traded company. The restricted stock granted to executive officers vests after three years, and for other employees after two years, from the date of grant.

     Stock Ownership. Beginning in February 1999, every executive officer and certain other employees must hold an ownership stake in the Company that is significant in comparison to his or her salary. The Compensation Committee has established stock ownership guidelines, which apply to all executive officers and certain other employees, that range from one to five times base salary levels and must be achieved within a five-year period. All shares of stock acquired through direct purchase, the exercise of options, restricted stock grants, the Company's 401(k) plan, and the Company's employee stock purchase plan, count towards the guidelines.

  Company Performance and CEO Compensation

     The Company's pay-for-performance executive compensation program is designed to support the achievement of corporate and business objectives. This principle is most clearly exemplified in the compensation of the Company's President and Chief Executive Officer, Mr. Timbers.

     Mr. Timbers' compensation is determined in the same manner as described above for all executive officers, except that the at-risk component of his compensation is a higher percentage of his total compensation. In February 1999, the Board of Directors established Mr. Timbers' base salary level at $600,000 per year following the recommendation of the Compensation Committee. Mr. Timbers' base salary was established at the median of base pay for chief executive officers at companies in the Survey Group.

     The Compensation Committee established Mr. Timbers' fiscal year 1999 annual incentive award target at 68% of his base salary level. Like other executive officers, the achievement of this annual incentive was based 50% on corporate performance, as measured by a Company earnings target, and 50% on Mr. Timbers' performance against pre-established key performance objectives. These key performance objectives supported the Company's operating plan and were focused in the areas of Company financial performance, growth and planning, technology, productivity improvement, corporate organization, and strategic initiatives.

     In evaluating Mr. Timbers' performance for fiscal year 1999, the Compensation Committee determined that the Company had achieved its earnings target and that Mr. Timbers had achieved maximum performance levels for his individual key performance objectives. Accordingly, the Compensation Committee awarded an annual incentive to Mr. Timbers for fiscal year 1999 (paid in fiscal year 2000) of $617,625, representing approximately 103% of his base salary. Mr. Timbers received this incentive award half in cash and half in shares of restricted stock that will vest one year from the date of grant.

     Mr. Timbers also was awarded a one-time grant of 100,000 shares of restricted stock by the Compensation Committee in February 1999 to immediately begin to align his interests with the interests of the shareholders and in recognition of his efforts in managing the Company's initial period as a publicly-traded company. These shares of restricted stock will vest three years from the date of grant.

     Mr. Timbers is a participant in the Company's Long-Term Incentive Plan and will receive annual grants of Company stock options over the five-year period beginning in the current fiscal year. As with the other executive officers, Mr. Timbers will receive in the first year a larger proportion of the total options that may be granted to him over the five-year period than in the second through fifth years of the program.

  Deductibility of Executive Compensation

     Section 162(m) of the Internal Revenue Code limits deductibility of certain compensation for the Company's CEO and four other most highly compensated executive officers employed at year-end to $1 million per year. Although the Compensation Committee intends to preserve the deductibility of compensation to the executive officers to the extent consistent with its overall compensation policy, it reserves the authority to award non-deductible compensation in certain circumstances as it deems appropriate.

     The Compensation Committee is pleased to submit this report to the shareholders with regard to the above matters.

     COMPENSATION COMMITTEE

       John R. Hall, Chairman                James R. Mellor
       Frank V. Cahouet                      Dan T. Moore, III

PERFORMANCE GRAPH

     The following graph shows a comparison of cumulative total returns for an investment in the common stock of the Company, the S&P 500 Index, and a peer group of companies. USEC is the only U.S. company in the uranium enrichment industry; however, USEC has identified a peer group of companies that share similar business attributes to USEC. This group includes utilities with nuclear power generation capabilities, chemical processing companies, and aluminum companies. USEC services companies in the utility industry, and its business is similar to that of chemical processing companies. USEC shares characteristics with aluminum companies in that they are both large users of electric power. The Performance Graph commences as of the date the Company's common stock began publicly trading, which is July 23, 1998. The graph reflects the investment of $100 on July 23, 1998 in the Company's common stock, the S&P 500 Index and in the peer group, and the reinvestment of dividends.

                        STOCK PRICE PERFORMANCE GRAPH
[GRAPHIC]

                                                   PEER GROUP INDEX(2)           S&P 500 INDEX                 USEC INC.
                                                   ----------------              -------------                 ---------
July 23, 1998                                          $ 100.00                    $ 100.00                    $ 100.00
June 30, 1999                                          $ 116.20                    $ 122.00                    $ 111.20(1)

----------

(1) The total return for an investment in the common stock of USEC Inc., based on an average closing price of the five business days before and after June 30th would have been -7.49%. On June 30, 1999 there was an unusual fluctuation in the price of the stock. This fluctuation was the result of the stock's inclusion in the Russell 2000 index.

(2) The Peer Group consists of: Air Products and Chemicals, Inc., Albermarle Corporation, Alcoa Inc., Carolina Power & Light Company, Constellation Energy Group, Inc., Dominion Resources, Inc., Duke Energy Corporation, Eastman Chemical Company, Georgia Gulf Corporation, NL Industries, Inc., Northern States Power Company, OM Group, Inc., PECO Energy Company, PP&L Resources, Inc., Praxair, Inc., Reynolds Metals Company, The Southern Company, and Union Carbide Corporation.

ITEM 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors of the Company has appointed the firm of Arthur Andersen LLP to serve as independent auditors of the Company for the 2000 fiscal year, subject to ratification of this appointment by the shareholders of the Company. The Company has been advised by Arthur Andersen LLP that neither it nor any member thereof has any direct or material indirect financial interest in the Company or any of its subsidiaries in any capacity. One or more representatives of Arthur Andersen LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

     THE BOARD RECOMMENDS VOTING FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP, DESIGNATED IN THE PROXY AS ITEM 2.

PROPOSALS BY SHAREHOLDERS

     In order to be considered for inclusion in the Company's proxy statement for the next annual meeting of shareholders, proposals from shareholders must be received by the Secretary of the Company at Two Democracy Center, 6903 Rockledge Drive, Bethesda, Maryland 20817 not later than May 26, 2000.

     As provided in the Company's By-Laws, a shareholder's nomination for directors or other proposals to be brought before the next annual meeting of shareholders must be delivered to the Company's headquarters not less than 90 nor more than 120 days prior to the date of the annual meeting. Assuming the Company's next annual meeting were held on November 3, 2000, proposals must be received by the Company between July 6, 2000 and August 5, 2000 in order to be considered timely.

OTHER MATTERS

     The Board knows of no matters to be presented for action at the meeting other than those mentioned above. However, if any other matters properly come before the meeting, it is intended that the persons named in the Company's form of proxy will vote on such other matters in accordance with their judgment of the best interests of the Company.

                                          By Order of the Board of Directors of
                                          USEC Inc.

                                          /s/ TIMOTHY B. HANSEN
                                          Timothy B. Hansen
                                          Secretary

Bethesda, Maryland
September 22, 1999

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 1999, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED WITHOUT CHARGE TO PERSONS WHO WERE SHAREHOLDERS AS OF THE RECORD DATE UPON WRITTEN REQUEST TO THE SECRETARY, TWO DEMOCRACY CENTER, 6903 ROCKLEDGE DRIVE, BETHESDA, MARYLAND 20817.

                                                                       USU-PS-99

                                   DETACH HERE

                                      PROXY

                                    USEC INC.

             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                                    USEC INC.
              FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON
                                NOVEMBER 3, 1999

         The undersigned, having received the notice and accompanying Proxy Statement for said meeting, hereby appoints James R. Mellor, William H. Timbers, Jr., and Timothy B. Hansen, and each of them, with full power of substitution, as the undersigned's proxy to vote at the Annual Meeting of Shareholders of USEC Inc. to be held on Wednesday, November 3, 1999 at 10:00 a.m. (local time) at the Bethesda Marriott Hotel, 5151 Pooks Hill Road, Bethesda, Maryland, (the "Annual Meeting"), or any adjournments or postponements thereof, all the shares of common stock of USEC Inc. which the undersigned is entitled to vote. The above proxies are hereby instructed to vote as shown on the reverse of this card and in their discretion upon such other business as may be properly brought before the Annual Meeting or any adjournments or postponements thereof.

         The Board of Directors of USEC Inc. recommends that you vote FOR the director nominees as listed in proposal 1 and FOR ratification of the appointment of Arthur Andersen LLP as independent auditors of USEC Inc. Shares represented by all properly executed proxies will be voted in accordance with instructions appearing on the proxy. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS, AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

[SEE REVERSE] CONTINUED AND TO BE SIGNED ON RESERVED SIDE [SEE REVERSE]

[USEC logo]

                                   DETACH HERE

/x/   Please mark votes
      as in this example.

--------------------------------------------------------------------------------
          The Board of Directors recommend a vote FOR proposals 1 and 2
--------------------------------------------------------------------------------

1.       Election of Directors.

         NOMINEES: James R. Mellor, Joyce F. Brown,
         Frank V. Cahouet, John R. Hall, Dan T. Moore, III,
         William H. Timbers, Jr., William H. White

              FOR                 WITHHELD          MARK HERE
              ALL [  ]       [  ] FROM ALL          IF YOU PLAN TO  [  ]
            NOMINEES              NOMINEES          ATTEND THE
                                                    MEETING

        [  ]                                        MARK HERE
            -----------------------------------     FOR ADDRESS     [  ]
        FOR ALL NOMINEES, except as noted above     CHANGE AND
                                                    NOTE BELOW

                                                      FOR    AGAINST   ABSTAIN

2.       Ratification of appointment of Arthur        [  ]    [  ]      [  ]
         Andersen LLP as independent auditors
         of USEC Inc.

3. In their discretion, the proxies are authorized to vote with respect to any other business which may properly come before the Annual Meeting or at any adjournments or postponements thereof.

PLEASE SIGN, DATE AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED ENVELOPE EVEN IF YOU PLAN TO ATTEND THE MEETING.

PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.

Signature:                                  Date:
           --------------------                   -----------
Signature:                                  Date:
           --------------------                   -----------